Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168018 and 333-132854 on Form S-8 of our report dated February 26, 2016 (December 8, 2016 as to the effects of the changes in reportable segments described in Note 1 and subsequent events information described in Note 31), relating to the consolidated financial statements of Western Refining, Inc. and subsidiaries appearing in this Current Report on Form 8-K of Western Refining, Inc. filed on December 8, 2016.

/s/ DELOITTE AND TOUCHE LLP
Phoenix, Arizona
December 8, 2016